                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )

                                 PanAmSat Corp
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                   69830X108
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement [        ]
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                                  SCHEDULE 13G


---------------------                                          -----------------
CUSIP NO. 69830X108                                            PAGE 2 OF 9 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Morgan Stanley Group Inc.
    IRS # 13-283-8891
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    The state of organization is Delaware.
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      0
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY         218,300
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON            0
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      227,200
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      227,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      1.91%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                      IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


---------------------                                          -----------------
CUSIP NO. 69830X108                                            PAGE 3 OF 9 PAGES
---------------------                                          -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Morgan Stanley & Co. Incorporated
    IRS # 13-265-5996
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    The state or organization is Delaware.
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      0
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY         35,600
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON            0
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      35,600
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      35,600
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      0.19%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                      BD, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                          -----------------
CUSIP NO.   69830X108                   13G                    PAGE 4 OF 9 PAGES
---------------------                                          -----------------

Item 1 (a)             Name of Issuer

                       PanAmSat Corp

Item 1 (b)             Address of Issuer's Principal Executive Offices

                       One Pickwick Plaza
                       Greenwich, CT 06810

Item 2 (a)             Name of Person Filing

                   (a) Morgan Stanley Group Inc.
                   (b) Morgan Stanley & Co. Incorporated

Item 2 (b)             Principal Business Office

                   (a) 1585 Broadway
                       New York, New York 10036

                   (b) 1585 Broadway
                       New York, New York 10036

Item 2 (c)             Citizenship

                       Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)             Title of Class of Securities

                       Common Stock

Item 2 (e)             69830X108

Item 3             (a) Morgan  Stanley  Group  Inc.  is (e) an Investment
                       Adviser registered under section 203 of the Investment Advisers Act of 1940.

                   (b) Morgan Stanley & Co. Incorporated is (a) a Broker-Dealer
                       registered under section 15 of the Securities Exchange Act of 1934.

Item 4                 Ownership

                       Incorporated by reference to Items (5)-(9) and
                       (11) of the cover page pertaining to each reporting person.

---------------------                                      ------------------
CUSIP NO.   69830X108                   13G                PAGE  5 OF 9 PAGES
---------------------                                      ------------------



Item 5             Ownership of 5 Percent or Less of a Class

                   a) As of the date hereof Morgan Stanley Group Inc. has
                      ceased to be the beneficial owner of more than five percent of the class of securities.

                   b) As of the date hereof Morgan Stanley & Co., Incorporated, has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6             Ownership of More Than 5 Percent on Behalf of Another
                   Person

                   Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   Inapplicable

Item 8             Identification and Classification of Members of the
                   Group

                   Inapplicable

Item 9             Notice of Dissolution of Group

                   Inapplicable

Item 10            Certification

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------                                         -----------------
CUSIP No.   69830X108                   13G                   PAGE 6 OF 9 PAGES
---------------------                                         -----------------

                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



            Date :         February  13, 1997

            Signature :    /s/ EDWARD J. JOHNSEN
                           --------------------------
            Name/Title:    Edward J. Johnsen/Vice-President
                           Morgan Stanley & Co. Incorporated
                           MORGAN STANLEY GROUP INC.


            Date :         February  13, 1997

            Signature :    /s/ EDWARD J. JOHNSEN
                           --------------------------
            Name/Title:    Edward J. Johnsen/Vice-President
                           Morgan Stanley & Co. Incorporated
                           MORGAN STANLEY & CO., INCORPORATED



                           INDEX TO EXHIBITS                                         PAGE
EXHIBIT 1                  Agreement to Make a Joint Filing.                         7

EXHIBIT 2                  Secretary's Certificate Authorizing Edward J. Johnsen     8
                           to Sign on Behalf of Morgan Stanley Group Inc.

EXHIBIT 3                  Secretary's Certificate Authorizing Edward J. Johnsen     9
                           to Sign on Behalf of Morgan Stanley & Co., Incorporated